Exhibit 10.4

Execution Version

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, TX 75201

August 9, 2017

Ernest Freedman

2901 Middle Gate Lane

Plano, TX 75093

Dear Ernie:

Reference is made to the Agreement and Plan of Merger by and among Invitation Homes Inc. (the “Company”), Invitation Homes Operating Partnership LP, IH Merger Sub, LLC, Starwood Waypoint Homes, and Starwood Waypoint Homes Partnership L.P., dated as of August 9, 2017, the (“Merger Agreement”). Capitalized terms used in this letter without definition shall have the respective meanings set forth the Merger Agreement.

Pursuant to that certain Restricted Stock Unit Agreement dated as of June 23, 2017 (the “Retention Award”), you currently hold 138,122 RSUs which are scheduled to vest as to 50% of the RSUs on each of June 19, 2021 and June 19, 2022, subject to continued employment through such date. Contingent on your continued good faith satisfactory employment with the Company and its Affiliates through the Closing Date, the Company agrees that the portion of the RSUs that were scheduled to vest on June 19, 2022 will instead vest if you continue to be employed by the Company and its Affiliates through the date that is 18 months from the Closing Date, or in the event that your employment with the Company and its Affiliates is earlier terminated by the Company or its Affiliates without Cause (as defined in the Retention Award) or by you upon a Constructive Termination (as defined in the Retention Award), on such termination date.

In addition, pursuant to that certain Restricted Stock Unit Agreement dated as of January 31, 2017 (the “Supplemental Award”), you currently hold 52,584 unvested RSUs. Contingent on your continued good faith satisfactory employment with the Company and its Affiliates through the Closing Date, the Company agrees that in the event your employment with the Company and its Affiliates is terminated by the Company or its Affiliates without Cause (as defined in the Supplemental Award) or by you upon a Constructive Termination (as defined in the Supplemental Award) prior to the applicable vesting date, all remaining unvested RSUs under the Supplemental Award will vest on such termination date.

Nothing contained in this letter agreement shall confer upon you any right to continued employment with the Company or interfere in any way with the right of the Company to terminate your employment at any time, with or without cause. This letter agreement shall be governed by the laws of the State of Maryland. Except as provided in this letter agreement, the terms of the Supplemental Award and the Retention Award remain unchanged and in full force and effect. If the Merger Agreement is terminated prior to the occurrence of the Closing, this letter agreement shall cease to be in effect. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

Sincerely,

INVITATION HOMES INC.

/s/ John B. Bartling Jr.
By:	John B. Bartling Jr.
Title:	President and Chief Executive Officer

With my signature below, I accept the terms of the letter agreement.

/s/ Ernest M. Freedman
Ernest Freedman